Exhibit 10.1

EXECUTION COPY

MUTUAL TERMINATION AGREEMENT

This MUTUAL TERMINATION AGREEMENT is entered into as of October 28, 2008 (this “Agreement”), by and among Granahan McCourt Acquisition Corporation, a Delaware corporation (“GMAC”), Satellite Merger Corp., a Georgia corporation (“Merger Sub”), Pro Brand International, Inc. (“PBI”), and certain equity holders of PBI who are parties to the Merger Agreement (“Sellers”).

RECITALS

WHEREAS, GMAC, Merger Sub, PBI and Sellers are parties to that certain Agreement and Plan of Merger, dated as of April 24, 2008, as amended by Amendment No. 1 to the Merger Agreement, dated September 3, 2008, (the “Merger Agreement”) (capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement);

WHEREAS, the stockholders of GMAC did not approve the Merger Agreement, and holders of more than 20% of GMAC’s IPO Shares exercised their conversion rights at GMAC’s special meeting of stockholders on October 21, 2008; and

WHEREAS, Section 8.1 of the Merger Agreement provides that the Merger Agreement may be terminated (a) by written agreement of GMAC and Sellers or (b) by either GMAC or Sellers if GMAC’s stockholder do not approve the Merger Agreement or if holders of more than 20% of GMAC’s IPO Shares exercised their conversion rights.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.                                       Termination of Merger Agreement.  GMAC, Merger Sub, PBI and Sellers hereby terminate the Merger Agreement pursuant to Section 8.1 of the Merger Agreement, effective immediately upon the execution of this Agreement.

2.                                       Effect of Termination; Mutual Discharge and Release.  Each party hereto, on behalf of itself and, to the extent permitted by law, its affiliates, subsidiaries, directors, officers, stockholders, employees, agents, financial and legal advisors and other representatives, and the successors and assigns of each of them (each, a “Releasing Party”), hereby fully, finally and forever releases each other party hereto and each of their respective affiliates, subsidiaries, directors, officers, stockholders, employees, agents, financial and legal advisors and other representatives, and the successors and assigns of each of them, from any and all liabilities and obligations, claims, causes of action and suits, at law or in equity, whether arising under any United States federal, state or local or any foreign law or otherwise, that any Releasing Party has or has had arising out of, relating to, or in connection with the Merger Agreement and the transactions contemplated thereby, including, without limitation, any liability or obligation arising out of any breach of any representation, warranty, covenant or agreement contained in the

Merger Agreement, provided that nothing in this Section 2 shall impair the parties’ respective obligations under the Revised Confidentiality Agreement.

3.                                       Confidentiality.

(a)                                  GMAC, Merger Sub, PBI and Sellers hereby terminate the Confidentiality Agreement in its entirety and replace it with subsections (b) and (c) of this Section 3 (such subsections, the “Revised Confidentiality Agreement”).

(b)                                 Each of PBI and GMAC shall hold, and shall use their reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents (collectively, “Representatives”) to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and proprietary or confidential information concerning GMAC and PBI, respectively, including such company’s intellectual property, for a period of two years from the date hereof, except (i) that PBI and GMAC shall be permitted, notwithstanding anything in this Agreement to the contrary, to disclose such confidential documents and proprietary or confidential information with the other party’s consent or approval, and (ii) to the extent that such information can be shown to have been (x) previously known on a non-confidential basis by the disclosing party, (y) in the public domain through no fault of the disclosing party, or (z) later lawfully acquired by the disclosing party from sources other than those related to its prior dealings with the non-disclosing party; provided that trade secrets shall be afforded such greater protection provided by law.  The obligation of PBI and GMAC to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

(c)                                  Upon written request, each of PBI and GMAC shall promptly return to the other or destroy (provided that any such destruction shall be certified by a duly authorized representative of the party) all agreements, documents, contracts, instruments, books, records, materials and other information (in any format) (“Proprietary Information”) and all copies, reproductions, summaries, analyses or extracts thereof or based thereon (whether in hard-copy form or on intangible media, such as electronic mail or computer files) in the party’s possession or in the possession of any of its representatives, provided that the party in possession of the Proprietary Information may elect whether to return or destroy such information, and further provided that each party may retain one or more copies of the Proprietary Information as may be required in accordance with their respective legal, compliance and/or automated backup archiving practices.  Notwithstanding the return or destruction of any Proprietary Information, or documents or material containing or reflecting any Proprietary Information, the parties will continue to be bound by their obligations of confidentiality and other obligations hereunder for the term of the Revised Confidentiality Agreement (or such other term as may be applicable to the specific obligation).

4.                                       Non-Disparagement.  Except as expressly permitted hereby and except as required by applicable law or the rules or regulations of any governmental authority or by the order of any court of competent jurisdiction, each party hereto agrees that such party shall not, directly or indirectly (through such party’s Representatives or otherwise), make public or cause to be made public any statement or remark concerning the Merger Agreement and the transactions contemplated thereby that could reasonably be understood as disparaging the business or conduct of the other parties or their respective Representatives or as intended to harm the business or reputation of the other parties or their respective Representatives.

5.                                       Representations and Warranties.  Each of PBI and GMAC hereby represents and warrants to the other party that: (a) it has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the provisions of this Agreement, (b) this Agreement has been duly authorized, executed and delivered by such party, and (c) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

6.                                       Public Announcement.  GMAC will file with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K (the “Termination 8-K”) upon the signing of this Agreement with respect to this Agreement and the termination of the Merger Agreement. Except as required by law or applicable listing agreement, no press release shall be issued regarding the termination of the Merger Agreement by either PBI or GMAC without the prior written consent of the other. Notwithstanding the foregoing, both PBI and GMAC will be permitted to make reference to the matters addressed in this Agreement in other press releases or required filings with the SEC, provided that such references are consistent in substance with the Termination 8-K or are required by applicable law or listing requirements.

7.                                       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of law provisions thereof (except to the extent that mandatory provisions of federal law are applicable).  This Agreement shall be binding upon any successor to PBI or GMAC.  Each party hereto hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement. Each party hereto hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereby, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts.

8.                                       Specific Performance.  Notwithstanding anything to the contrary contained herein, the parties hereto agree that irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to a decree of specific performance of the terms and provisions hereof in any court specified in Section 7, in addition to any other remedy to which they are entitled at law or in equity.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

GRANAHAN MCCOURT ACQUISITION
CORPORATION

By:	/s/ David C. McCourt
David C. McCourt
President, Chief Executive Officer and
Chairman of the Board

SATELLITE MERGER CORP.

By:	/s/ David C. McCourt
David C. McCourt
President

PRO BRAND INTERNATIONAL, INC.

By:	/s/ James Crownover
James Crownover
Chief Operating Officer

FOR THE SELLERS

By:	/s/ Philip Shou
Philip Shou
Sellers’ Representative